                                                                     EXHIBIT 8.1

                            REED SMITH SHAW & MCCLAY

                             2500 ONE LIBERTY PLACE

                                1650 MARKET STREET                HARRISBURG, PA
                                                                      McLEAN, VA
                        PHILADELPHIA, PENNSYLVANIA 19103-7301       NEW YORK, NY
                                                                      NEWARK, NJ
                                   215-851-8100                   PITTSBURGH, PA
WRITER'S DIRECT NUMBERS:                                           PRINCETON, NJ
(215) 851-8100                  FAX 215-851-1420                  WASHINGTON, DC

                                             July __, 1997


Corporate Property Associates 14 Incorporated
50 Rockefeller Plaza
New York, New York  10020

Gentlemen:

          You have requested our opinions with respect to certain Federal income tax matters in connection with the proposed Offering of 30,000,000 shares of common stock (the "Shares") of Corporate Property Associates 14 Incorporated, a Maryland corporation (the "Company"), as a more fully described in the Registration Statement on Form S-11, Registration 333-31437 ("Registration Statement"), and the Prospectus included therein, filed by the Company with the Securities and Exchange Commission. All terms used herein have the respective meanings set forth in the Prospectus.

          We have acted as counsel to the Company with respect to the Offering of Shares. This letter is for delivery in connection with the proposed Offering of Shares made by the Prospectus and is intended to be read in conjunction with the "Opinion of Counsel" subsection of the Registration Statement to confirm as of the date hereof certain opinions described in the "Income Tax Aspects" section of the Prospectus. This letter and the opinions expressed or confirmed herein are for delivery to the Company and may be relied upon only by it and those Shareholders who acquire their Shares on or before termination of the sale of Shares under the Registration Statement.

          In rendering our opinions, we have reviewed and relied upon the Registration Statement and exhibits to the Registration Statement, including the Articles of Incorporation and Bylaws, each as amended. In addition, we have relieved upon the letter from the Advisor and the Company to this firm, dated June __, 1997 representing the truth and accuracy of the representations attributed to them in the Prospectus, we have had discussions with executive personnel of the Advisor, and we have examined and relied upon such records, documents, certificates, instructions, resolutions, and other matters which, in our judgment, were necessary in order to enable us to render the opinions herein set forth.

REED SMITH SHAW & MCCLAY

Corporate Property Associates 14 Incorporated
July __, 1997
Page 2

          Based on and subject to the foregoing, we are of the opinion that under Federal income tax laws as of the date hereof:

          (1) Assuming that the Company: (a) operates in the manner described in the Registration Statement, (b) operates in accordance with the representations therein, and (c) will have at least 100 Shareholders and will not be closely held, its method of operation permits it to meet the requirements for qualification and taxation as a REIT under the Code;

          (2) Dividends paid by the Company should not constitute UBTI under
Section 512 of the Code to a tax-exempt Shareholder which is an organization that satisfies the requirements of section 401(a) of the Code; an IRA; or any other tax-exempt organization which is required to account for UBTI (if any) in accordance with Section 512(a)(1) of the Code (which does not include an organization described in paragraphs (7), (9), (17) or (20) of Section 501(c) of the Code or a corporation described in Section 501(c)(2) of the Code benefiting such organizations) even if the Company owns debt-financed property as that term is defined in Section 514(b) of the Code provided that (a) such tax-exempt Shareholder does not incur any acquisition indebtedness in connection with its Shares and (b) the Company is not a pension-held REIT; and

          (3) The section of the Registration Statement entitled "Income Tax Aspects" accurately reflects, in the aggregate, the state of Federal income tax law and addresses, in relation to the facts, the material Federal income tax issues with respect to which there exists a reasonable likelihood of challenge by the IRS.

          With respect to our opinion contained in paragraph (1) above, you should note that actual qualification of the Company as a REIT will depend upon the Company's ability, through its actual operations, to meet the various qualification tests imposed by the Code and that no prediction as to those actual operating results is implied by our opinion. You should also be aware that our opinion relates only to matters of Federal income tax law. While there are a variety of state and local tax laws which could apply to the Company and/or its Shareholders, our opinion does not purport to address the effect of any such laws.

REED SMITH SHAW & MCCLAY

Corporate Property Associates 14 Incorporated
July __, 1997
Page 3

          Our opinions and the analysis set forth above are based upon the existing provisions of the Code, regulations promulgated thereunder, existing published revenue rulings, procedures and releases issued by the IRS and relevant judicial decisions, any of which could be changed at any time. Any such changes may be retroactive with respect to transactions entered into prior to the date of such changes and, therefore, could require a modification of our opinions. You should also note that Congress from time to time has directed its attention toward reforming Subchapter C of the Code, which includes the framework for all corporations. It is possible that any legislative proposals will address the taxation of certain corporations, such as REITs and regulated investment companies, which are treated differently under the Code from regular corporations. Additionally, the Subcommittee on Oversight of the House Ways and Means Committee has recently conducted hearings on various facets of the tax imposed on the UBTI of otherwise tax-exempt entities. The IRS currently is conducting a special study of compliance with the unrelated business income tax which may or may not result in legislative or regulatory changes affecting tax-exempt Shareholders of the Company.

          We hereby consent to the filing of this opinion as Exhibit 8(A) to the Registration Statement and to the references to Reed Smith Shaw & McClay in the Registration Statement and in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        REED SMITH SHAW & McCLAY